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                                                                 EXHIBIT 23.1


                        INDEPENDENT ACCOUNTANTS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-27183 of Irvine Apartment Communities, Inc. and Registration Statement No. 333-27181 of Irvine Apartment Communities, L.P., all on Form S-3, in Registration Statement No. 333-4390 of Irvine Apartment Communities, Inc. on Form S-8 and in the Post-Effective Amendment No. 1 to Registration Statement Nos. 33-77808 and 33-77810 on Form S-8 of Irvine Apartment Communities, Inc. of our report dated June 18, 1997 on the statement of revenues and certain operating expenses of Renaissance Villas for the year ended December 31, 1996, appearing in this Current Report on Form 8-K/A of Irvine Apartment Communities, Inc. and Irvine Apartment Communities, L.P. dated July 22, 1997.


DELOITTE & TOUCHE LLP

Los Angeles, California
July 22, 1997